SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

     Certified Public Accountants & Management Consultants



June 7, 1999


Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for Ultra Shield Products International, Inc., and on July 7, 1998, we reported on the consolidated financial statements of Ultra Shield Products International, Inc and subsidiary as of and for the two years ended December 31, 1997. On April 21, 1999, we were dismissed as independent accountants of Ultra Shield Products International, Inc.

We have read Ultra Shield Products International, Inc.'s revised statements included under Item 4 of its Form 8-K/A dated April 21, 1999, and we agree with such revised statements.

Very truly yours,


/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP